Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Initiates Voluntary Recall of its Centros Catheter

QUEENSBURY, N.Y. July 10, 2008 — AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it has initiated a voluntary recall of all hospital inventory of Centros™,  its self-centering central venous catheter for dialysis.

The Company became aware that the catheter cuff, a component intended to anchor the catheter in subquetaneous tissue, was inadequately attached to the catheter in a few instances, allowing movement of the catheter within the insertion site, leakage around the site, or the retention of the cuff in the tissue when the catheter is removed.  AngioDynamics has identified the cause of the cuff problem and believes it is related to an outside manufacturer’s production process. Pending the U.S. Food and Drug Administration review, shipments of Centros are expected to resume during the Company’s fiscal third quarter, which begins December 1, 2008.

AngioDynamics has shipped approximately 1,500 Centros catheters as part of a limited launch since January 2008. The number of instances reported to date amount to fewer than 1% of the products shipped.  AngioDynamics is informing all affected customers of the recall action  and noted that no adverse patient outcomes have been reported as a result of this issue. The above Customer Notification actions are being taken with the knowledge of the U.S. Food and Drug Administration.  Physicians, hospitals and patients with product related questions may call AngioDynamics Customer Service at 1-800-772-6446.

The Company expects the total costs associated with the recall to be minimal.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to integrate the Diomed businesses, the purchase of which was previously disclosed, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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